As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	46-5188184
(State of incorporation)	(I.R.S. Employer Identification No.)

333 East Franklin Street Richmond, Virginia	23129
(Address of Principal Executive Offices)	(Zip Code)

Media General, Inc. 1995 Long-Term Incentive Plan

MG Advantage 401(k) Plan

Media General, Inc. Directors’ Deferred Compensation Plan

Media General, Inc. 1987 Non-Qualified Stock Option Plan

LIN Media LLC Amended and Restated 2002 Stock Plan

LIN Media LLC Third Amended and Restated 2002 Non-Employee Director Stock Plan

(Full title of the plans)

Andrew C. Carington, Esquire

General Counsel and Secretary

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 887-5000

(Telephone number, including area code, of agent for service)

Mercury New Holdco, Inc.

(Former name or former address, if changed since last report)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Voting Common Stock, no par value	11,235,772(3)	$16.685(6)	$187,468,863	$21,784
Voting Common Stock, no par value	1,086,902(4)	$15.998(7)	17,388,258	$2,021
Voting Common Stock, no par value	1,216,577(5)	$3.88(7)	4,720,319	$549

(1)	This Registration Statement (“Registration Statement”) registers an aggregate of 13,539,251 shares of voting common stock of Media General, Inc. f/k/a Mercury New Holdco, Inc. (the “Registrant” or “Successor Media General”), no par value per share (the “Voting Common Stock”), comprised of (i) 2,878,003 shares of Voting Common Stock that may be issued pursuant to the Media General, Inc. 1995 Long-Term Incentive Plan (the “MG LTIP”); (ii) 11,400 shares of Voting Common Stock that may be issued pursuant to the Media General, Inc. 1987 Non-qualified Stock Option Plan (the “MG 1987 Option Plan”, together with the MG LTIP, the “MG Equity Plans”); (iii) 3,000,000 shares of Voting Common Stock that may be issued pursuant to the MG Advantage 401(k) Plan (the “MG 401(k) Plan”); (iv) 1,000,000 shares of Voting Common Stock that may be issued pursuant to the Media General, Inc. Directors’ Deferred Compensation Plan (the “MG Deferred Compensation Plan”, together with the MG Equity Plans and the MG 401(k) Plan, the “MG Plans”); (v) 4,506,916 shares of Voting Common Stock that may be issued pursuant to the LIN Media LLC Amended and Restated 2002 Stock Plan (the “LIN 2002 Option Plan”); and (vi) 2,154,333 shares of Voting Common Stock that may be issued pursuant to the LIN Media LLC Third Amended and Restated 2002 Non-Employee Director Stock Plan (the “LIN Director Option Plan”, together with the LIN 2002 Option Plan, the “LIN Plans”). The MG Plans and the LIN Plans are herein collectively referred to as the “Plans”.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests which may become issuable pursuant to the anti-dilution provisions of the MG 401(k) Plan.
(3)	Represents shares of Voting Common Stock that may be issued pursuant to the Plans (other than shares of Voting Common Stock that may be issued pursuant to outstanding options under the Plans).
(4)	Represents shares of Voting Common Stock that may be issued pursuant to outstanding options under the MG Equity Plans.
(5)	Represents shares of Voting Common Stock that may be issued pursuant to outstanding options under the LIN Plans.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Voting Common Stock on the New York Stock Exchange on December 19, 2014.
(7)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for purposes of calculating the registration fee and based upon the weighted average of the exercise price of outstanding stock options granted under the MG Plans and LIN Plans.

EXPLANATORY NOTE

On March 21, 2014, Media General, Inc., a Virginia corporation (“Predecessor Media General”), Successor Media General, a Virginia corporation and a direct, wholly owned subsidiary of Predecessor Media General, Mercury Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of Successor Media General (“Merger Sub 1”), Mercury Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Successor Media General (“Merger Sub 2”), and LIN Media LLC, a Delaware limited liability company (“LIN”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub 1 merged with and into Predecessor Media General (the “Media General Merger”), with Predecessor Media General surviving the Media General Merger as a wholly owned subsidiary of Successor Media General, immediately after which Merger Sub 2 merged with and into LIN (the “LIN Merger” and together with the Media General Merger, the “Mergers”), with LIN surviving the LIN Merger as a wholly owned subsidiary of Successor Media General. As a result, each of Predecessor Media General and LIN became wholly owned subsidiaries of Successor Media General. Pursuant to the Merger Agreement, Successor Media General assumed all of the obligations of Predecessor Media General and LIN under the Plans and all outstanding awards thereunder.

Upon the Media General Merger becoming effective (the “Media General Merger Effective Time”), (a) each option to purchase a share of voting common stock of Predecessor Media General (each, a “MG Predecessor Option”) outstanding immediately prior to the Media General Merger Effective Time was assumed by Successor Media General and converted, based on the MG Conversion Ratio (as defined below), into an option to purchase a share of Voting Common Stock, in each case subject to the same terms and conditions as those that applied to the MG Predecessor Options; and (b) each share of Predecessor Media General restricted stock and each right of any kind, contingent or accrued, to receive shares of Predecessor Media General voting common stock or benefits measured in whole or in part by the value of a number of shares of Predecessor Media General voting common stock granted by Predecessor Media General (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents, other than stock options (each, a “MG Predecessor Stock-Based Award”)) outstanding immediately prior to the Media General Merger Effective Time was assumed by Successor Media General and converted, based on the MG Conversion Ratio, into an award in respect of shares of Voting Common Stock, in each case subject to the same terms and conditions as those that applied to the MG Predecessor Stock-Based Awards. The MG Conversion Ratio was 1:1; i.e., one share of voting common stock of Predecessor Media General was converted into one share of Voting Common Stock.

Upon the LIN Merger becoming effective (the “LIN Merger Effective Time”), (a) each option to purchase a Class A common share of LIN (each, a “LIN Option”) outstanding immediately prior to the LIN Merger Effective Time was assumed by Successor Media General and converted, based on the LIN Conversion Ratio (as defined below), into an option to purchase a share of Voting Common Stock, in each case subject to the same terms and conditions as those that applied to the LIN Options; and (b) each restricted Class A common share of LIN, and each right of any kind, contingent or accrued, to receive share representing a limited liability company interest in LIN (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents, other than options (each, a “LIN Stock-Based Award”)) outstanding immediately prior to the LIN Merger Effective Time, was assumed by Successor Media General and converted, based on the LIN Conversion Ratio, into an award in respect of Voting Common Stock, on the same terms and conditions as those that applied to the LIN Stock-Based Awards. The LIN Conversion Ratio was 1:1.4714, i.e., one share representing a limited liability company interest in LIN was converted into 1.4714 shares of Voting Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” or “we,” shall mean Media General, Inc. (f/k/a Mercury New Holdco, Inc.) a Virginia corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference in this Registration Statement the documents listed below.

a.	the Registrant’s Form S-4 (File No. 333-195850), first filed with the SEC on May 9, 2014, as amended, and the Registrant’s related prospectus dated July 24, 2014, as supplemented on September 15, 2014;

b.	the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, as filed with the SEC on September 5, 2014; and for the period ended September 30, 2014, as filed with the SEC on November 6, 2014;

c.	the Registrant’s Current Reports on Form 8-K filed with the SEC on August 20, 2014, August 26, 2014 and October 7, 2014;

d.	Predecessor Media General’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 7, 2014;

e.	Predecessor Media General’s Quarterly Reports on Form 10-Q for the period ended March 31, 2014, as filed with the SEC on May 12, 2014; for the period ended June 30, 2014, as filed with the SEC on August 8, 2014; and for the period ended September 30, 2014, as filed with the SEC on November 6, 2014;

f.	Predecessor Media General’s Current Reports on Form 8-K filed with the SEC on March 21, 2014, March 25, 2014, April 18, 2014, April 28, 2014, May 7, 2014, June 25, 2014, August 5, 2014, August 20, 2014, August 26, 2014, September 4, 2014 (as amended on November 3, 2014) , September 18, 2014, October 7, 2014, November 3, 2014, November 5, 2014, November 6, 2014 and November 14, 2014.

g.	LIN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 3, 2014 (the financial statements and related audit opinion have been superseded by the financial statements and related audit opinion contained in LIN Media LLC’s Current Report on Form 8-K/A filed on August 4, 2014, as referenced below);

h.	LIN’s Quarterly Reports on Form 10-Q for the period ended March 31, 2014, as filed with the SEC on May 12, 2014; for the period ended June 30, 2014, as filed with the SEC on August 11, 2014; and for the period ended September 30, 2014, as filed with the SEC on November 10, 2014;

i.	LIN’s Current Reports on Form 8-K/A filed with the SEC on April 21, 2014 and August 4, 2014; LIN’s Current Reports filed on Form 8-K filed with the SEC on March 21, 2014, May 1, 2014, May 9, 2014, June 13, 2014, August 20, 2014, August 26, 2014, August 28, 2014, September 4, 2014, October 9, 2014 and December 15, 2014; and

j.	the disclosures set forth under the caption “Description of New Media General’s Capital Stock” contained in the Registrant’s registration statement on Form S-4 filed with the SEC on May 9, 2014, as amended on June 19, 2014, July 3, 2014 and July 21, 2014.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 13.1-692.1 of the Virginia Stock Corporation Act (the “VSCA”) permits a corporation to provide in its articles of incorporation that an officer or director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation for breach of fiduciary duty, except if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. The Registrant’s amended and restated articles of incorporation provide for such limitation of liability.

Sections 13.1-697 and 13.1-702 of the VSCA empower a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer conducted himself or herself in good faith; believes, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a shareholder-adopted bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The Registrant’s amended and restated articles of incorporation will provide that it shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of shareholders of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or (b) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she is engaged in willful misconduct or a known violation of criminal law. The Registrant is also expressly required to pay or reimburse the reasonable expenses, including attorneys fees, incurred by any applicant, director or officer who is a party to a proceeding in advance of the final disposition of the proceeding. The advancement and reimbursement obligations of the Registrant are subject to a written undertaking by the person to reimburse such expenses in the event that it is ultimately determined that the person is not entitled to indemnification due to an ultimate determination that such person’s conduct failed to meet the required standard of conduct.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description of Exhibit

4.1

Form of Amended and Restated Articles of Incorporation of Media General, Inc. (f/k/a Mercury New Holdco, Inc.) (incorporated by reference to Exhibit 3.3 of the Registrant’s Amendment No. 2 to Form S-4 Registration Statement filed with the SEC on July 3, 2014).

4.2	Form of Amended and Restated Bylaws of Media General, Inc. (f/k/a Mercury New Holdco, Inc.) (incorporated by reference to Exhibit 3.4 of the Registrant’s Amendment No. 2 to Form S-4 Registration Statement filed with the SEC on July 3, 2014).

4.3	Media General, Inc. 1995 Long-Term Incentive Plan, as amended and restated as of April 26, 2007, incorporated by reference to Appendix C of the Proxy Statement dated March 13, 2007 (File No. 001-06383).

4.4	MG Advantage 401(k) Plan (incorporated by reference to Exhibit 4.7 of the Predecessor Media General Registration Statement on Form S-8 filed on November 8, 2013 (File No. 333-192188)).

4.5	Media General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001, incorporated by reference to Exhibit 10.16 of Predecessor Media General’s Form 10-K for the fiscal year ended December 26, 2004 (File No. 001-06383).

4.6*	Media General, Inc. 1987 Non-Qualified Stock Option Plan, amended and restated as of May 17, 1991.

4.7	LIN Media LLC Amended and Restated 2002 Stock Plan, incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 filed on July 31, 2013 (File No. 333-181776).

4.8	LIN Media LLC Third Amended and Restated 2002 Non-Employee Director Stock Plan, incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 filed on July 31, 2013 (File No. 333-181776).

5.1*	Opinion of Troutman Sanders LLP as to the validity of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accountants of Media General, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent accountants of Media General, Inc. (formerly New Young Broadcasting Holding Co., Inc.)

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accountants of LIN Media LLC.

23.4*	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages).

*	Filed herewith

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Commonwealth of Virginia, on December 22, 2014.

MEDIA GENERAL, INC.

By:	/s/ Vincent L. Sadusky
Name:	Vincent L. Sadusky
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew C. Carington, Vincent L. Sadusky and James F. Woodward, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vincent L. Sadusky	President and Chief Executive Officer	December 22, 2014
Vincent L. Sadusky

/s/ James F. Woodward	Senior Vice President and Chief Financial Officer	December 22, 2014
James F. Woodward

/s/ J. Stewart Bryan III	Chairman	December 22, 2014
J. Stewart Bryan III

/s/ Diana F. Cantor	Director	December 22, 2014
Diana F. Cantor

/s/ Royal W. Carson III	Director	December 22, 2014
Royal W. Carson III

/s/ H.C. Charles Diao	Director	December 22, 2014
H.C. Charles Diao

/s/ Dennis J. FitzSimons	Director	December 22, 2014
Dennis J. FitzSimons

/s/ Soohyung Kim	Director	December 22, 2014
Soohyung Kim

/s/ Douglas W. McCormick	Director	December 22, 2014
Douglas W. McCormick

/s/ John R. Muse	Director	December 22, 2014
John R. Muse

/s/ Wyndham Robertson	Director	December 22, 2014
Wyndham Robertson

/s/ Thomas J. Sullivan	Director	December 22, 2014
Thomas J. Sullivan

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1

Form of Amended and Restated Articles of Incorporation of Media General, Inc. (f/k/a Mercury New Holdco, Inc.) (incorporated by reference to Exhibit 3.3 of the Registrant’s Amendment No. 2 to Form S-4 Registration Statement filed with the SEC on July 3, 2014).

4.2	Form of Amended and Restated Bylaws of Media General, Inc. (f/k/a Mercury New Holdco, Inc.) (incorporated by reference to Exhibit 3.4 of the Registrant’s Amendment No. 2 to Form S-4 Registration Statement filed with the SEC on July 3, 2014).

4.3	Media General, Inc. 1995 Long-Term Incentive Plan, as amended and restated as of April 26, 2007 (incorporated by reference to Appendix C of the Proxy Statement dated March 13, 2007 (File No. 001-06383)).

4.4	MG Advantage 401(k) Plan (incorporated by reference to Exhibit 4.7 of the Predecessor Media General Registration Statement on Form S-8 filed on November 8, 2013 (File No. 333-192188)).

4.5	Media General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001( incorporated by reference to Exhibit 10.16 of Predecessor Media General’s Form 10-K for the fiscal year ended December 26, 2004 (File No. 001-06383).

4.6*	Media General, Inc. 1987 Non-Qualified Stock Option Plan, amended and restated as of May 17, 1991.

4.7	LIN Media LLC Amended and Restated 2002 Stock Plan, incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 filed on July 31, 2013 (File No. 333-181776).

4.8	LIN Media LLC Third Amended and Restated 2002 Non-Employee Director Stock Plan, incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 filed on July 31, 2013 (File No. 333-181776).

5.1*	Opinion of Troutman Sanders LLP as to the validity of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accountants of Media General, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent accountants of Media General, Inc. (formerly New Young Broadcasting Holding Co., Inc.)

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accountants of LIN Media LLC.

23.4*	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages).

*	Filed herewith